Exhibit 3.1

NEURONETICS, INC.

CERTIFICATE OF AMENDMENT

OF

NINTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Neuronetics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1.

That the board of directors of the Corporation (the “Board”) unanimously adopted resolutions in accordance with Sections 141 and 242 of the DGCL declaring advisable the amendment of the Ninth Amended and Restated Certificate of Incorporation of the Corporation. The resolutions setting forth the proposed amendment are as follows:

WHEREAS, the Board has determined that it is in the best interests of the Corporation and its stockholders to amend Section A of Article IV of the Corporation’s Ninth Amended and Restated Certificate of Incorporation (the “Certificate”) to increase Neuronetics’ authorized shares of common stock from 200,000,000 shares to 250,000,000 shares, pursuant to a Certificate of Amendment (the “Certificate of Amendment”).

NOW, THEREFORE, BE IT RESOLVED, the Certificate of Amendment substantially shall be, and it hereby is, adopted and approved by the Board in all respects.

2.	That the stockholders of the Corporation approved the aforementioned amendment at a duly called meeting of stockholders held on November 8, 2024.

3.	That the foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by a duly authorized officer, this 10th day of December, 2024.

By:	/s/ Keith J. Sullivan
Name:	Keith J. Sullivan
Title:	President and Chief Executive Officer